Exhibit 10.32
TRIPLE NET
LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) executed and effective as of the 1st day of July, 2008 at Mentor, Ohio by and between RICHARD M. OSBORNE, TRUSTEE, having an office at 8500 Station Street, #113, Mentor, Ohio 44060 (hereinafter called “Landlord”), and ORWELL NATURAL GAS COMPANY, having an office at 9500 East Main Street, Orwell, Ohio 44076 (hereinafter called “Tenant”).
ARTICLE ONE
LEASE OF DEMISED PREMISES
     Section 1.01 Demised Premises. Landlord, for an in consideration of the rent hereinafter reserved, and for the covenants and agreements hereinafter set forth to be kept, observed and performed by Tenant, has granted, demised and leased and by these presents does hereby lease unto Tenant the following described premises, to-wit: 9500 East Main Street, Orwell, Ohio 44076 (the “Demised Premises”).
     Section 1.02 Term. Tenant shall have and hold the Demised Premises for a term commencing as of July 1, 2008 (the “Commencement Date”), and expiring on June 30, 2023.
ARTICLE TWO
USE OF DEMISED PREMISES
     Section 2.01 Use of Demised Premises. Tenant covenants and agrees that the Demised Premises during the term hereof shall be occupied and used in compliance with governmental permitted uses only.
     Section 2.02 Compliance. Tenant shall observe and comply with all conditions and requirements imposed by all governmental authorities having jurisdiction over the Demised Premises throughout the term of this Lease.
ARTICLE THREE
ANNUAL RENT
     Section 3.01 Amounts. Tenant covenants and agrees to pay to Landlord, promptly when due, without notice or demand and without deduction or setoff for any reason whatsoever, “Annual Rent” for the Demised Premises during the term of this Lease in the amount of Sixty Thousand Dollars ($60,000) per year for each year of the term of this Lease, payable in monthly installments of Five Thousand Dollars ($5,000) each; provided, however, that the Annual Rent shall be incurred each five (5) years following the Commencement Date (the “Rental Adjustment Dates”) by the percentage increase in the United States Department Commerce Index: all items for Cleveland, Ohio (“CPI”) which shall have occurred between the Commencement Date and each Rental Adjustment Date.
     Section 3.02 Payment of Rent. The Annual Rent shall be payable in equal monthly installments, in advance, on the first day of each month of each year during the term of this Lease. All installments of Annual Rent which Tenant is required to pay under Section 3.01 hereof, as well as all other amounts payable by Tenant to Landlord under the terms of this Lease, shall be paid at the office of Landlord as set forth above, or at such other place as Landlord shall from time to time designate by written notice to Tenant, in lawful money of the United States of America.
     Section 3.03 Net Annual Rent. Tenant agrees that the Annual Rent provided for in Section 3.01 hereof shall be an absolutely net return to Landlord throughout the term of this Lease, free of any expense, charge or other deduction whatsoever, with respect to the Demised Premises.
ARTICLE FOUR
ADDITIONAL RENTAL
     Section 4.01 Other Amounts as Additional Rental. In addition to the Annual Rent provided for in Article Three, Tenant shall also pay without notice of demand and without abatement, reduction or setoff, as and toward “Additional Rental” hereunder, its percentage share of all real estate taxes, insurance costs and common area maintenance charges attributable to the real property where the Demised Premises is located, along with all other sums of money required to be paid by Tenant under the terms of this Lease. In the event of any non-payment by Tenant of all or any part thereof, when due, Landlord shall have all of the rights and remedies provided for in this Lease, or by law, for the non-payment of rent or for the breach of this Lease.
     Section 4.02 Prime Interest Rate Definition. The term “Prime Interest Rate” shall mean the lowest interest rate from time to time charged by National City Bank (“NCB”) (or its successor bank), Cleveland, Ohio, to its largest and most creditworthy customers on unsecured loans and ninety (90) days or less and announced by NCB as its “prime interest rate”, and such Prime Interest Rate shall be changed as of and effective on the same date that NCB (or its successor bank) changes its announced prime interest rate as aforesaid.
     Section 4.03 Interest. Any and all amounts which become due and payable to Landlord under this Lease, whether deemed to be Annual Rentals, Additional Rent or otherwise hereunder, shall bear interest at the rate of three percent (3%) per annum in excess of the Prime Interest Rate, as that term is hereinabove defined, from the date or dates such amount shall become due and payable until the date or dates of payment by Tenant.

     Section 4.04 Late Charges. If any monthly installment of Annual Rent is not paid within ten (10) days of its due date, Tenant shall be assessed a late charge equal to five percent (5%) of the overdue monthly installment of Annual Rent.
ARTICLE FIVE
TAXES AND OTHER CHARGES
     Section 5.01 Subject only to those other sections of this Lease which specifically limited Tenant’s obligations, Tenant agrees that it will pay and discharge, or cause to be paid and discharged, punctually as and when the same shall become due and payable without penalty, all personal property taxes, privilege taxes, excise taxes, business and occupation taxes, gross sales taxes, and occupation license taxes, and all other governmental impositions and charges of every kind and nature whatsoever, whether or not now customary or within the contemplation of the parties hereto and regardless of whether they unforeseen or foreseen, or similar or dissimilar to any of he foregoing, (collectively “Tax or Taxes”) which are due and payable for any period of time during the term of this Lease and which:
(a)	Shall be levied, assessed or imposed upon or against the Demised Premises or any portion thereof, or any interest of Landlord or Tenant therein or under this Lease;

(b)	Shall be or become liens upon or against the Demised Premises or any portion thereof, or any such interest or Landlord or Tenant therein, or under this Lease;

(c)	Shall be levied, assessed or imposed upon by virtue of any present or future law, statute, ordinance, regulation or other requirement of any governmental authority whatsoever, whether federal, state, county, city , municipal, or otherwise, it being the intention of the parties hereto that, insofar as the same may lawfully be done, Landlord shall be free from all such expenses and all Taxes and charges of every kind and nature whatsoever, and that this Lease shall yield to Landlord not less than the Annual Rent reserved hereunder throughout the term of this Lease.
Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance, succession or transfer tax of Landlord, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the amounts payable by Tenant under this Lease; provided, however, that it at any time during the term of this Lease the methods of taxation prevailing at the commencement of the term of this Leases hall be altered so that in lieu of any Tax under this Section 5.01 there shall be levied, assessed and imposed, a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received herefrom, or a license fee measured by the rent payable by Tenant under this Lease, then in either of such events all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term “Tax” for the purposes hereof, to the extent that such Tax would be payable if the Demised Premises were the only property of Landlord subject to the Tax, and Tenant shall pay and discharge the same as herein provided in respect to the payment of Taxes.

     Section 5.02 Taxes After Termination. Any Tax relating to a fiscal period of the taxing authority, a party of which is within the term of this Lease and a part of which is subsequent to the term of this Lease, shall, whether or not such Tax shall be assessed, levied, imposed or become a lien upon the Demised Premises or upon the buildings and improvements comprising the Demised Premises, or shall become payable during the term of this Lease, be apportioned and adjusted and paid between Landlord and Tenant as of the sated date of expiration of the term of this Lease, so that Landlord shall pay the proportion of such Tax which that part of such fiscal period included in the period of time after the expiration of the term of this Lease bears to such fiscal period, and Tenant shall pay the remainder thereof. With respect to any Tax for public improvements or benefits which by law is payable, or at the option of the taxpayer may be paid, in installments, Landlord shall pay the installments thereof which become due payable subsequent to this expiration of the terms of this Lease, and Tenant shall pay all such installments which become due and payable at any time during the term of this Lease, even if payment is postponed beyond the end of the term of this Lease by Tenant.
     Section 5.03 Percentage of Real Estate Taxes. Tenant shall pay to Landlord within ten (10) days of billing, Tenant’s share of the Real Estate Taxes and/or public improvement assessments due on the real property based upon Tenant’s percentage of the square footage occupied by Tenant within the building where the Demised Premises is located. Tenant acknowledges that its percentage share of all Real Estate Taxes and/or assessments is 100%.
     Section 5.04 Right to Contest Taxes. Tenant shall not have the right to file a complaint or otherwise contest the amount of Taxes due as determined by any governmental authority having jurisdiction without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.
     Section 5.05 Non-Metered Utilities. Any utilities that are not separately metered as to the Demised Premises shall be the sole obligation of the Landlord, and shall be paid by the Land in consideration of the Rentals paid by Tenant under this Lease.
ARTICLE SIX
INSURANCE
     Section 6.01 Percentage of Insurance Costs. Tenant shall pay to Landlord within ten (10) days of billing, Tenant’s share of all of Landlord’s insurance costs for the Demised Premises based upon Tenant’s percentage of the square footage occupied by Tenant within the Demised Premises. Tenant acknowledges that its percentage of share of all insurance costs is 100%.
     Section 6.02 Liability Insurance. At all times during the term of this Lease at its own cost and expense, Tenant shall provide and keep in force comprehensive general liability insurance policies, in broad form, protecting Tenant, Landlord, and any mortgagees as additional insureds, against any and all liability in the amount not less than a combines single limited of One Million Dollars ($1,000,000). All such polices shall cover the entire Demised Premises.

     Section 6.03 Other Insurance. Tenant may obtain any other additional insurance which Tenant may desire at its own costs and expense, including but not limited to business interruption insurance and insurance coverage on its inventory and personal property.
     Section 6.04 Landlord and Mortgagees Named as Insureds. All such insurance to be provided by Tenant under this Article Six shall name Tenant and Landlord as insureds and, at the option of Landlord, any other parties requested by Landlord as additional Insured, all as their respective interests may appear.
     Section 6.05 Mutual Waiver of Subrogation. Notwithstanding anything set forth in this Lease, to the contrary, Landlord and Tenant do hereby waive any and all right or recovery, claims, action or cause of action against the other, their respective agents, officers and employees for any loss or damage that may occur to the Demised Premises or any addition or improvements thereto, by reason of fire, the elements or any other cause which could be insured against under the terms of a standard fire and extended coverage insurance policy or policies, with vandalism, malicious mischief and all-risk coverage and business interruption insurance or for which Landlord or Tenant may be reimbursed as a result of insurance coverage affecting any loss suffered by either party hereto, regardless of cause or origin, including the negligence of Landlord or Tenant or their respective agents, officers and employees. In addition, all insurance policies carried by either party covering the Demised Premises including, but not limited to, contents, fire and casualty insurance, shall expressly waiver any right on the part of the insurer against the other party for damage to or destruction of the Demised Premises resulting from the acts, omissions or negligence of the other party.
ARTICLE SEVEN
APPLICABLE LAWS AND REGULATIONS
     Section 7.01 Compliance with Laws. During the term of this Lease, Tenant shall, at its own costs and expense, promptly observe and comply with all present and future laws, ordinances, requirements, order, directives, rules and regulations of the federal, state, county and municipal governments and of all other governmental authorities affecting the Demised Premises or appurtenances thereto or any part thereof, whether the same are in force at the commencement of the term of this Lease or may in the future be passed, enacted or directed, and Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Article Seven.
     Section 7.02 Right of Contest. Subject to the rights of the lender under any mortgage encumbering he Demised Premises, Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant, or Landlord (if legally required), or both (if legally required), without cost or expense to Landlord, the validity or application of any law, ordinance, rule, regulation or requirement of the nature referred to in Section 7.01 hereof and, if by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith may legally be delayed pending the prosecution of any such proceeding, Tenant may delay compliance therewith until the final determination of such contest.

     Section 7.03 Compliance with Covenants. Tenant shall, at its sole cost and expense, faithfully observe and comply with all covenants, conditions and restrictions to which the Demised Premises are now or hereafter subject.
     Section 7.04 Tenant’s Indemnity Regarding Hazardous Use. Tenant agrees to indemnify, defend and hold harmless Landlord for all costs and expenses due to events relating to Tenant’s use, shipment, storage, disposal or discharge of hazardous or toxic materials or wastes, hazardous or toxic substances, solid wastes, waste water, or process water in, on or about the Demised Premises that may result in any requirements, liability or claims to remedy and/or clean-up such wastes, toxins or substances, whether based upon a statute, regulation, order of a governmental agency, or a private claim. These requirements include, but are not limited to, those claims or liabilities arising out of the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the state counterparts of such statutes. This indemnification applies to, but is not limited to, claims or liability regarding air pollution, water pollution, land pollution, groundwater pollution, solid and hazardous waste management and toxic or hazardous substances control. This indemnification will survive the termination of this Lease.
ARTICLE EIGHT
REPAIRS, MAINTENANCE, AND LANDLORD REPAIR REIMBURSEMENTS
     Section 8.01 Obligations. Tenant has examined and inspected the Demised Premises, is satisfied with the physical condition of same and accepts same in its present “as is” physical condition. Throughout the term of this Lease, Tenant covenants and agrees to keep and maintain all portions of the Demised Premises which it occupies in good order, condition and repair and to promptly make all repairs or replacements becoming necessary during the term of the Lease. Other than those obligations of the Tenant, Landlord shall perform all other repairs and maintenance for the Building in which the Demised Premises is located, including but not limited to the exterior, structural, roof, parking lot, landscaping, and snow removal; provided, however, that Landlord’s repair maintenance costs shall be charged to the Tenant. Tenant shall be charged its share based upon the percentage of the square footage occupied by Tenant. Tenant acknowledges that its percentage share of all Landlord reimbursements is 100%.
ARTICLE NINE
PUBLIC UTILITIES AND SERVICES
     Tenant agrees to pay or cause to be paid all charges for separately metered and/or separately billed by third party suppliers for all gas, water, sewer, electricity, light, heat, power, steam, air-conditioning, telephone or other communication service or other utility or service used, rendered or supplied to, upon or in connection with the Demised Premises or Tenant’s occupation and use thereof throughout the term of this Lease, and to indemnity, defend and save harmless Landlord from and against any liability, costs, expenses, claims or damages on such account. Tenant shall also, at its sole cost and expense, procure or cause to be procured any and all necessary permits, licenses or other authorizations required fro the lawful and proper use, occupation, operation and management of the Demised Premises.
ARTICLE TEN
ALTERATIONS
     Tenant agrees that it will not (a) demolish or undertake any structural alterations of any of the buildings or other improvements erected upon or otherwise comprising the Demised Premises, without the prior written consent of Landlord or (b) make any other alterations which would change the character of the buildings or other improvements comprising the Demised Premises or which would weaken, impair or otherwise in any way affect the structural aspects of integrity of or lessen the value of the Demised Premises and/or the buildings and other improvements comprising the Demised Premises.
     With respect to any alterations permitted to be made by Tenant pursuant to this Article Ten, Tenant shall (a) pay all costs, expenses and charges thereof, (b) make the same in accordance with all applicable laws and building codes in a good and workmanlike manner, (c) cause the same to be performed by qualified contractors who shall not create any labor or other disturbance at the Demised Premises while performing same, (d) fully and completely indemnify and hold harmless Landlord from and against any mechanic’s liens or other liens or claims in connection with the making thereof and (e) by reason of such alterations, not thereby and (e) by reason of such alterations, not thereby reduce the economic value of the Demised Premises.
     All alterations, improvements and additions to the Demised Premises permitted to be made by Tenant hereunder, shall be made in accordance with all applicable laws and plans and specifications previously submitted to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and, except for removable trade fixtures, shall at once when made or installed be deemed to have attached to the freehold and to have become the property of Landlord and shall remain for the benefit of Landlord at the end of the term or other expiration of this Lease in as good order and condition as they were when installed, reasonable wear and tear excepted.
     In the event in the making of such alteration, improvements and additions as herein provided, Tenant further agrees to indemnify and hold harmless Landlord from and against all costs, expenses, liens, claims and damages arising out of, or resulting from the undertaking or making of such alterations, improvements and additions.
ARTICLE ELEVEN
LIENS
     Section 11.01 Inability to Establish Lien. Tenant shall have no power or right to do any act or to make any contract which may create any voluntary lien, mortgage or other encumbrance upon the Demised Premises, the estate of Tenant or of any interest of Tenant in the Demised

Premises, the estate of Tenant or of any interest of Tenant in the Demised Premises or upon the reversion or other estate of Landlord or of any interest of Landlord in the Demised Premises or fixtures, machinery, buildings and other improvements therein contained.
ARTICLE TWELVE
INDEMNITY
     Section 12.01 Tenant’s Indemnification. Tenant shall indemnify, defend and save harmless Landlord from and against all liability, judgments, claims, demands, suits, actions, losses, penalties, fines, damages, costs and expenses, including attorneys’ fees, of any kind or nature whatsoever, due to or arising out of or from any breach, violation or non-performance of any covenant, condition, provision or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed, and claims of every kind or nature, arising out of the use and occupation of the Demised Premises by Tenant, including, without limitation, any damage to property occasioned by or arising from the use and occupation thereof by Tenant or by any sublessee, subtenant or assignee of Tenant, any injury to any person or person, including death resulting at anytime therefrom, occurring in or about the Demised Premises or the sidewalks in front of the same or adjacent thereto.
ARTICLE THIRTEEN
ACCESS FOR INSPECTION
     Section 13.01 Access by Landlord. Landlord and any mortgagee and their respective agents shall have the right to enter the Demised Premises at all reasonably hours for the purpose of inspection thereof, or of making repairs, replacements and restorations that Tenant has neglected or refused to make in accordance with the agreements, terms, covenants and conditions of this Lease. In addition, Landlord and its agents shall have the right to enter the Demised Premises at all reasonable hours for the purpose of showing the same to persons or entities wishing to purchase or make a mortgage loan thereon or wishing to rent the whole of the Demised Premises.
ARTICLE FOURTEEN
CONDEMNATION
     Section 14.01 Entitlement to Award. In the event the Demised Premises or any party thereof shall be taken or condemned either permanently or temporarily for any public or quasi public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, the entire use Award or other compensation award therefor, both leasehold and reversion, shall belong to Landlord without any deduction therefrom for any present or future estate of Tenant and Tenant hereby assigns to Landlord all its right, title and interest to any such use Award.

     Section 14.02 Termination of Lease. If the entire Demised Premises shall be taken as aforesaid, then this Lease shall terminate and shall become null and void from the time possession thereof is required for public use and from that date on the parties hereto shall be released from further obligation hereunder; but in the event a portion, only of the Demised Premises shall be so taken or condemned, then Landlord, at its own expense, shall repair and restore, to the extent reasonably possible, the portion not affected by the taking and thereafter the Annual Rent to be paid by Tenant shall be equitably and proportionately adjusted.
     Section 14.03 Not Deemed an Eviction. Any such appropriation or condemnation proceedings shall not operate as or be deemed an eviction of Tenant or a breach of Landlord’s covenant for quiet enjoyment.
ARTICLE FIFTEEN
ASSIGNMENT AND SUBLETTING
     Section 15.01 Rights to Assign.
     (a) Tenant covenants and agrees not to assign this Lease or Tenant’s leasehold interest in this Lease, including, but not limited to a collateral assignment of Tenant’s leasehold interest in this Lease, or to sublet the whole or any part of the Demised Premises, or to permit any other persons to occupy the whole or any part of the Demised Premises without the written consent of Landlord first had, references elsewhere herein to assignees notwithstanding. No consent of Landlord to a particular assignment or subletting shall be deemed a consent to further assignments or subletting. Any assignment or subletting, even with the consent of Landlord, shall not relieve Tenant from liability for payment of rent or other sums herein provided or from the obligation to keep and be bound by the terms, conditions and covenants of this Lease. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease and shall not constitute consent to the assignment of this Lease or subletting of the Demised Premises.
     (b) Each of the following events shall be deemed an assignment of this Lease by Tenant within the meaning of this Section 15.01:
                (i) a transfer by operation of law or otherwise, of Tenant’s interest in this Lease; or,
          (ii) a transfer by operation of law or otherwise of a majority of the issued and outstanding shares of capital stock of or other percentage interest in Tenant in a single transaction or a related series of transactions; or a transfer by operation of law or otherwise of a majority of the issued and outstanding shares of capital stock of or other percentage interest in Tenant in a single transaction or a related series of transactions; or

ARTICLE SIXTEEN
DEFAULTS
     Section 16.01 Defaults. In the event any one or more of the following events shall occur:
     (a) Tenant shall default in making payment to Landlord of Annual Rent, Additional Rental or of any money advanced by Landlord and collectible as Additional Rental, as and when the same shall become due and payable, and such default in payment shall continue for a period of ten (10).days; or
     (b) Tenant shall fail, neglect or refuse to keep and perform and of the other covenants, conditions, stipulations or agreements herein contained, covenanted and agreed to be kept and performed by Tenant, and in the event any such default shall continue for a period of thirty (30) days after notice thereof given in writing to Tenant by Landlord or Landlord’s agents; provided, however, that if Tenant cannot reasonably cure such default within such thirty (30) day period, Tenant shall have such additional period of time as Tenant reasonably requires so long as Tenant proceeds with due diligence to cure such default and so long as Landlord shall not be materially prejudiced thereby; or
     (c) Any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Tenant insolvent or unable to pay Tenant’s debts, and the same shall not be dismissed or discharged within thirty (30) days after receipt by Tenant of notice of such proceeding; or.
     (d) Tenant makes any assignment of its property for the benefit of creditors or should the Demised Premises be taken under a levy of execution or attachment in any action against Tenant and such levy, attachment or assignment is not dismissed or discharged within thirty (30) days after such assignment or, in the case of a levy or attachment, within thirty (30) days after receipt by Tenant of notice thereof;
     (e) In any such event of default hereinabove described, Landlord may make such alterations, repairs, replacements and/or decorations in the Demised Premises as Landlord considers necessary or desirable for the purpose of reletting the Demised Premises and the making of same shall not release Tenant from liability hereunder, nor shall Landlord’s failure or refusal to re-let or failure to collect rent due under any re-letting affect Tenant’s liability for damages.
     (f) In the event this Lease is terminated pursuant to Section 16.01 hereof, all of the right, title and estate and interest of Tenant in and to the Demised Premises, all rents, issues and profits derived from the Demised

Premises whether then accrued or to accrue, all insurance policies and all insurance proceeds paid or payable to Tenant or to Landlord pursuant to this Lease, and the then entire undisbursed balance of. any use Award (as defined in Article 28) described in this Lease, shall automatically pass to, vest in and belong to Landlord, without further action on the part of either party and without cost or charge to Landlord, free of any claim thereto by Tenant.
     In any such event of default hereinabove described, the Annual Rents and the Additional Rental due under this Lease shall immediately become due and payable and Landlord shall have the options of:
          (i) Collecting by suit or otherwise each installment of Annual Rent or Additional Rent or other sums as they become due hereunder, or to enforce by. suit or otherwise any other term or provision hereof on the part of Tenant required to be kept or performed;
          (ii) To re-enter and take possession of the Demised Premises at any time after written notice to that effect Tenant; and Tenant shall immediately vacate the Premises and deliver possession thereof to Landlord, but nevertheless, Tenant shall remain liable for the unpaid Annual Rentals and Additional Rentals, and all other sums payable by Tenant hereunder, as said sums shall or would have become due; but there shall be credited against such unpaid amounts, the net proceeds realizable from the leasing of the Demised Premises to a third party, after first deducting from such proceeds all costs and expenses incurred in connection with such leasing, attorneys’ fees, brokerage and expenses of keeping the Demised Premises in good order or preparing the same for lease;
          (iii) To terminate this Lease, in which event Tenant agrees immediately to surrender possession of the Demised Premises and to pay to Landlord the amount of damage sustained by Landlord by reason of Tenant’s breach of this Lease;
          (iv) Landlord may, in lieu of the sums due Landlord pursuant to the preceding paragraphs (but in addition to the sums payable for Landlord’s expenses for keeping the Premises in good order and for preparing the same for re-letting), elect to recover from Tenant and Tenant agrees to pay as liquidated damages, an amount equal to the difference between the Annual Rentals and Additional Rentals reserved for the unexpired portion of the term of this Lease, and the then fair rental value of the Demised Premises for the same period, discounted to the date of termination at the rate of four percent (4%). The rent reserved upon any reletting of the Demised Premises shall be deemed prima facie to be the fair rental value for the term of such re-letting; or
          (v) Landlord shall further have the option of locking out the Tenant from the Demised Premises, changing all locks and securing the Demised Premises in such a manner as may be solely determined by the Landlord

ARTICLE SEVENTEEN
ADDITIONAL REMEDIES OF LESSOR
     Section 17.01 Right of Landlord to Remedy. If Tenant shall default in the performance of any covenants contained herein to be performed on Tenant’s part, Landlord may, after the applicable notice to Tenant therefor as set forth in Section 19.01 hereof, or without notice if in Landlord’s reasonable opinion an emergency exists, perform the same for the account and at the expense of Tenant. If Landlord shall incur any expense, and reasonable attorneys’ fees for instituting, prosecuting, or defending any action or proceeding instituted by reason of Tenant’s default, then Tenant shall reimburse Landlord for the amount of such expense on demand, together with interest as provided in Section 4.03 of this Lease, should Tenant, pursuant to this Lease, become obligated to reimburse or otherwise pay Landlord one or more sums of money in addition to the Annual Rent set forth herein, the amount thereof shall be deemed to be Additional Rental hereunder and shall be due and payable by Tenant on demand by Landlord, or at the election of Landlord, shall be due hereunder, in which event Landlord shall have the additional remedies for default in the payment thereof provided by this Article Seventeen and by Articles Sixteen of this Lease. The provisions of this Section 17.01 shall survive the termination of this Lease.
     Section 17.02 Injunctive Relief. In the event of a default or threatened default by Tenant of any of the agreements, terms, covenants or conditions hereof, Landlord shall have the right of an injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, as if the specific remedies, indemnity or reimbursement were herein provided.
     Section 17.03 Re-entry of Possession. In the event of any termination of this Lease, whether by expiration, forfeiture, cancellation, surrender, operation of law, issuance of a final court order or otherwise, Landlord may re-enter the Demised Premises, to remove therefrom Tenant, its agents, employees, licensees and any sublessee, person, firm or corporation and all of their respective property, using such force for that purpose as may be necessary without being liable for prosecution or damages therefor, and thereupon Landlord shall be entitled to retain possession of the Demised Premises Tenant’s fixtures and appurtenances thereto, free from any estate or interest of Tenant therein. Tenant does hereby expressly waive service of any notice of intention to re-enter or enter except as provided in this Lease.
     Section 17.04 Waiver of Right of Redemption. Tenant, for itself and for any and all persons claiming through or under Tenant, upon the termination of this Lease and/or of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Demised Premises in any action or proceeding, or if Landlord shall enter the Demised Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it may or might have, under and by reason of any present or future law or decision, to redeem the Demised Premises or for a continuation of this Lease for the remainder of the term of this Lease after having been dispossessed or ejected therefrom by process of law Or otherwise. The waiver of the right of redemption shall be of no, force and effect if, in any such event and during the period Within which the right of redemption may be exercised, either Landlord, or a receiver appointed by the Court, shall be in possession of the Demised Premises and collecting the rent, income and profit thereof and managing such property. Tenant further waives all right to trial by jury in any summary or other judicial proceedings hereafter instituted by Landlord against Tenant in respect to the Demised Premises.
     Section 17.05 Receipt of Money. No receipt of moneys by Landlord from Tenant after the termination hereof in any lawful manner shall reinstate, continue or extend the term of this Lease, or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of any Annual Rent and Additional Rental then due or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Demised Premises by proper suit, action, proceedings or other remedy; it being agreed that after the service of notice of termination as herein provided and the expiration of the time therein specified, and after the commencement of any suit, action, proceedings or other remedy, and after a final order or judgment for possession of the Demised Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order or judgment; and any and all such moneys so collected shall be deemed to be payments on account of the use and occupation of the Demised Premises, or, at the election of Landlord, on account of Tenant’s liability hereunder.
     Section 17.06 Cumulative Remedies. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein, or by law or in equity provided. Nothing herein contained shall, however, limit or prejudice the right of Landlord to prove and obtain as damages by reason of such termination an amount equal to the maximum allowed by any other statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the difference referred to above.
     Section 17.07 Holding Over. If Tenant shall remain in possession of all or any part of the Demised Premises after the expiration of the term of this Lease or any renewal thereof, without the consent of Landlord, then Tenant shall be deemed a tenant of the Demised Premises from month-to-month at one and one-half (1-1/2) times the most recent rentals payable by Tenant hereunder and subject to all of the terms and provisions hereof, except only .as to the term of this Lease.
ARTICLE EIGHTEEN
NO WAIVER
     Waiver by either party hereto of any breach by the other Party hereto of any covenant or condition herein contained, or failure by Landlord to exercise any right or remedy in respect of any such breach, shall not constitute a waiver or for the future of such covenant or condition relinquishment any or of any subsequent breach of any such covenant or condition, or bar any right or remedy of Landlord or Tenant in respect of any such subsequent breach. The receipt of any rent or portion thereof (regardless of any endorsement on any check or any statement in any letter accompanying any payment of rent) by Landlord, whether the same be that reserved and provided for herein as Annual Rent or Additional Rental under any of the covenants or provisions herein contained, shall not operate as an accord and satisfaction or be a waiver of the right of Landlord to enforce the payment of rents of any kind previously due or as a bar to the termination of this Lease and to recovery of the Demised Premises because of default in the payment of said rents previously due, by any appropriate remedy Landlord may select.
ARTICLE NINETEEN
NOTICES
     Section 19.01 Method of Notice. Whenever it is provided herein that notice, demand, request or other communication shall or may be given to, or served upon, either of the parties by the other, and/or whenever either of the parties shall desire to give or serve upon the other any notice, demand, request or other communication with respect hereto or with respect to the Demised Premises, each such notice, demand, request or other communication shall be in writing and, any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows:
     (a) If given or served by Landlord, by mailing the same to Tenant by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant, or by personal delivery to Tenant, at the address first hereinabove mentioned, or at such other address as Tenant may from time to time designate by notice given to Landlord personally, or by registered or certified mail, with a copy thereof by registered or certified mail, postage prepaid, return receipt requested, addressed to any lender who may be entitled to notice.
     (b) If given or served by Tenant, by mailing the same to Landlord by registered or certified mail, postage prepaid, return receipt requested, addressed to Landlord, or by personal delivery to Landlord, at the address first hereinabove set forth, or at such other address or addresses and to such other person or firm as Landlord may from time to time designate by notice given to Tenant as herein provided.
     Section 19.02 Time of Notice. Every such notice, demand, request or other communication hereunder shall be deemed to have been given or served for all purposes hereunder when delivered personally or, if mailed, forty-eight (48) hours after the time that the same shall be deposited in the United States mails, postage prepaid, in the manner provided in Section 21.01 hereof.
ARTICLE TWENTY
QUIET ENJOYMENT
     Section 20.01 Quiet Environment. Landlord covenants that Tenant, on paying the rent reserved and on performing all the terms, covenants and conditions hereof on the part of Tenant to be performed, and not being in default under any of the terms of this Lease, shall at all times during the term of this Lease peacefully and quietly have, hold and enjoy the Demised Premises without any manner of hindrance from Landlord or any persons lawfully claiming under or through Landlord, except as to any portion of the Demised Premises that may be taken by eminent domain.
ARTICLE TWENTY-ONE
COVENANT TO YIELD POSSESSION
     Except as herein otherwise provided, Tenant shall on the last day of the term, or upon the sooner termination of the term of this Lease, peaceably and quietly surrender and deliver up to Landlord the Demised Premises broom-clean, including all building alterations, rebuildings, replacements, changes, additions and improvements constructed, erected, added or placed by Tenant on the Demised Premises, together with all fixtures forming a part of, located in, or used in connection with the operation of the Demised Premises in good
ARTICLE TWENTY-TWO
ESTOPPEL CERTIFICATES
     Section 22.01 Tenant’s Certificates. Tenant shall, without charge, at any time and from time to time, within ten (10) days after request by Landlord, deliver a written instrument to Landlord or any other person, firm or corporation specified by Landlord, duly executed and acknowledged, certifying:
     (a) that the Lease is unmodified and in full force and effect, or if there has been any modification, that the same is in full force and effect as so modified, and identifying any such modification;
     (b) whether or not, to the knowledge of Tenant, there are then existing any setoffs or defenses in favor of Tenant against the enforcement of any of the terms, covenants and conditions of this Lease by Landlord, and if so, specifying the same, and also whether or not Landlord has observed and performed all of the terms, covenants and conditions on the part of Landlord to be observed and performed, and if not, specifying same;
     (c) the dates .to which Annual Rental and all other charges hereunder have been paid; and
     (d) any other information or item reasonably requested.
     Section 22.02 Landlord’s Certificates. Landlord shall, without charge, and at any time and from time to time within ten (I0) days after request by Tenant, but no more often than once in any twelve (12) month period, deliver a written instrument to Tenant or any other person, firm or corporation specified by Tenant, duly executed and acknowledged, certifying

     (a) as to the same facts as set forth in Section 22.01(a) and (c) hereof; and
     (b) whether or not, to the knowledge of Landlord, there are then any existing set-offs or defenses in favor of Landlord against the enforcement of any of the terms, covenants and conditions of this Lease by Tenant, and if so, specifying the same, and also whether or not Tenant ‘has observed and performed all of the terms, covenants and conditions on the part of Tenant to be observed and performed, and if not, specifying same.
ARTICLE TWENTY-THREE
NON-MERGER
     There shall be no merger of this Lease, or of the leasehold estate created by this Lease, with the fee estate in the Demised Premises by reason of the fact that this Lease, the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, may be held, directly or indirectly, by or for the account of any person who shall own the fee estate in the Demised Premises or any interest in such fee estate, and no such merger shall occur unless and until all persons at the time having an interest in the fee estate in the Demised Premises and all persons having an interest in this Lease, or in the leasehold estate created by this Lease, shall join in a written instrument effecting such merger and shall duly record the same.
ARTICLE TWENTY-FOUR
SUBORDINATION AND ATTORNMENT
     This Lease is and shall at all times, unless Landlord shall otherwise elect, be subject and subordinate to all covenants, restrictions, easements and encumbrances now or hereafter affecting the fee title of the Premises and to all ground and underlying leases and mortgages or financing or refinancings in any amounts, and to any and all advances thereunder, which may now or hereafter be placed against or affect any or all of the land or any or all of the buildings and improvements now or at any time hereafter constituting a part of or adjoining the Premises, and to all renewals, modifications, consolidations, participations, replacements and extensions thereof. The term “mortgages” as used herein shall be deemed to include trust indentures and deeds of trust. The aforesaid provisions shall be self-operative and no further instrument of subordination shall be necessary unless required by any such ground or underlying lessor or mortgagee; provided however that Tenant’s subordination to any future mortgages or ground leases shall be conditioned upon such future mortgagee’s or ground lessor’s non-disturbance of Tenant so long as Tenant is not in default hereunder. Should Landlord or any ground or underlying lessor or mortgagee desire confirmation of such subordination, Tenant, within ten (10) days following Landlord’s written request therefor, agrees to execute and deliver, without charge, any and all documents (in form acceptable to such ground or underlying lessor or mortgagee) subordinating this Lease and Tenant’s rights hereunder. If Tenant fails to execute and deliver such documents within ten (I0) days following Landlord’s written request therefor, Landlord is hereby authorized to execute and deliver same as attorney-in-fact for Tenant.
ARTICLE TWENTY-FIVE
LAW OF STATE
     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
ARTICLE TWENTY-SIX
CAPTIONS
     The captions and headings of Articles and Sections in this Lease are inserted only as a matter of convenience and for reference, and the same in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.
ARTICLE TWENTY-SEVEN
COUNTERPARTS AND RECORDING
     Section 27.01 Counterparts. The parties hereto have simultaneously executed, acknowledged and delivered this Lease in multiple copies. Each such executed and acknowledged copy is in all respects the same and shall be deemed complete in itself and any executed and acknowledged copy may be introduced in evidence or used for any purpose without the introduction of the original Lease.
     Section 27.02 Recording. The parties hereto agree that a short form memorandum of lease may be recorded and the cost of the recording shall be paid by Tenant.
ARTICLE TWENTY-EIGHT
PARTIAL INVALIDITY
     If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE TWENTY-NINE
SUCCESSORS AND ASSIGNS
     All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and any person who at any time shall be the owner of the Demised Premises, and upon Tenant, its successors and assigns and any person who at any time shall be the owner of the leasehold estate hereby created.
ARTICLE THIRTY
NO PARTNERSHIP
The relationship established pursuant to the terms of this Lease shall be only that of a landlord and tenant and nothing contained in this Lease will create a partnership, joint venture or co-ownership between Landlord and Tenant with respect to the Demised Premises and the use thereof.
ARTICLE THIRTY-ONE
     Security Deposit. As further security for the prompt and faithful performance of Tenant of all its obligations under this Lease, Tenant does hereby deliver to Landlord a security deposit in the amount of $ -0- (zero) to be held by Landlord in a non-interest bearing account as security for the faithful performance by Tenant of all obligations to be performed by Tenant under this Lease.
ARTICLE THIRTY-TWO
MEMORANDUM OF LEASE
     Landlord and Tenant agree that a memorandum of this Lease may be recorded in the county where the Demised Premises is located and both Landlord and Tenant agree to execute any such Memorandum of Lease for recording purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the day and year first above written, but effective as of the Commencement Date.

LANDLORD: RICHARD M. OSBORNE, TRSUTEE
By:	/s/ Richard M. Osborne
Richard M. Osborne, Trustee

TENANT: ORWELL NATURAL GAS COMPANY
By:	/s/ Thomas J. Smith
Thomas J. Smith, President

STATE OF OHIO	)
	)	SS
COUNTY OF LAKE	)
     BEFORE ME, a Notary Public in and for said county and state, personally appeared the above named RICHARD M. OSBORNE, TRUSTEE, who acknowledged that he did sign the foregoing instrument and that the same is his/her free act and deed.
     IN TESTIMONY WHEREOF, I have hereunto affixed my signature and official seal at                                        , Ohio, this ___day of                                         , 2008.

Notary Public

STATE OF OHIO	) )
COUNTY OF LAKE	)
     BEFORE ME, a Notary Public in and for said county, personally appeared the above named ORWELL NATURAL GAS COMPANY, by Thomas J. Smith, its President, who acknowledged that he did sign the foregoing instrument and that the same is the free act and deed of said Company and his free act and deed personally.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at                                         , Ohio, this ___day of                                         , 2008.

Notary Public